Exhibit 99.4
CONSENT OF DEUTSCHE BANK SECURITIES INC.
April 21, 2011
Board of Directors
Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
England
Re: Amendment No. 2 to Registration Statement on Form S-4 of Ensco plc
Lady and Gentlemen,
     We hereby consent to (i) the inclusion of our opinion letter, dated February 6, 2011, to the Board of Directors of Ensco plc as Annex B to the Joint Proxy Statement/Prospectus forming part of Amendment No. 2 to the Registration Statement on Form S-4 of Ensco plc, filed on April 21, 2011 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY — Opinions of Financial Advisors — Opinion of Deutsche Bank Securities Inc.”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the Ensco Board of Directors and Its Reasons for the Merger” and “THE MERGER — Opinion of Deutsche Bank Securities Inc.”. In giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.
/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.